UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 21, 2021

Lucira Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39976	27-2491037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1412 62nd Street Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 350-8071

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LHDX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2021, Lucira Health, Inc. (the “Company”) entered into Amendment #1 to Distribution Agreement (the “Amendment”) with Switch Health Solutions Inc. (the “Distributor”). The Amendment amends the Distribution Agreement, dated July 14, 2021, by and among the Company and the Distributor (the “Distribution Agreement”), to, among other things, update the forecasts of LUCIRA CHECK IT COVID-19 Test Kits (the “Test Kits”) that Distributor expects to order for each of the coming 12 calendar months through December 2022 and six-month periods following December 2022 (each, a “Rolling Forecast”). In the Amendment, the Distributor agrees to purchase at least (but not less than) the quantity of Test Kits applicable to the calendar month as set forth in the Rolling Forecast. For fiscal year 2022, the Rolling Forecast is valued at approximately $100 million.

The Distribution Agreement is for a one-year term and the parties have the right to renew for successive one-year periods by providing written notice to the other party prior to the expiration of the current term. Either party may terminate the Distribution Agreement (a) immediately for material breach by the other party, (b) if the other party enters into insolvency or bankruptcy or a trustee or receiver or the equivalent is appointed for the other party or proceedings are instituted against the other party relating to dissolution, liquidation, winding up, bankruptcy, insolvency, etc. or (c) for convenience upon 30 days’ notice to the other party. Additionally, either party may terminate immediately upon written notice if a regulatory or governmental agency or court takes action the result of which would prohibit or significantly restrict the sale, distribution, use or manufacture of the Test Kits in accordance with the Distribution Agreement.

If the Company fails to fulfill the quantity of Test Kits set forth in any part of the Binding Offer Period for which Distributor submits a purchase order(s), the Distributor is not required to purchase the remaining quantity of Test Kits set forth in the 12 calendar months of each Rolling Forecast (the “Binding Offer Period”). If Distributor fails to deliver a quantity of Test Kits applicable to the following calendar month as set forth in the Rolling Forecast or fails to deliver a purchase order with respect to the total, aggregate quantity of Test Kits set forth in the 12 calendar months of each Rolling Forecast (each, a “Binding Order Breach”) then Distributor is liable to the Company for a low double-digit percentage of the total price applicable to the amount of Test Kits set forth in the two months following the Binding Order Breach as set forth in the Rolling Forecast.

The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment and the Distribution Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2021.

Item 7.01	Regulation FD Disclosure.

On December 22, 2021, the Company issued a press release commenting on its expanded partnership with the Distributor. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this current report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information contained in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this current report shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release dated December 22, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lucira Health, Inc.

Date: December 22, 2021	By:	/s/ Daniel George
Daniel George Chief Financial Officer